UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2003

CIBER, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23488	38-2046833
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (303) 220-0100

CIBER, Inc.

Information to be included in the Report

Item 5. Other Events and Regulation FD Disclosure

Amendment to Bank Line of Credit

On August 15, 2003, CIBER amended and restated its revolving Line of Credit Agreement with Wells Fargo, N.A.  Under the prior agreement, the maximum amount available for borrowing was subject to periodic reduction.  This reducing feature was eliminated with the amended and restated agreement.  In addition, the maximum amount that may be borrowed under the Line of Credit Agreement increased from $50 million to $60 million through August 15, 2006.  The Line of Credit Agreement is secured by CIBER’s tangible and intangible assets and is also guaranteed by CIBER’s domestic subsidiaries.  There are no origination fees associated with the amended and restated agreement.  The interest rate charged on borrowings under the agreement ranges from the prime rate of interest (“prime”) less 70 basis points to prime less 20 basis points depending on CIBER’s Pricing Ratio.  CIBER’s Pricing Ratio is defined as the ratio of CIBER’s Total Funded Indebtedness at the end of each quarter divided by CIBER’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the prior four fiscal quarters then ended.  The amended and restated agreement also includes financial covenants similar to those in place under the original agreement.  The financial covenants have been revised however, to better reflect CIBER’s current financial condition and operating results.  A copy of the Amended and Restated Agreement is provided in Exhibit 10.1.

Pre-Closing Purchase of AlphaNet shares

Prior to closing the approximate $30 million AlphaNet Solutions, Inc. (“AlphaNet”) acquisition in June 2003, the Company acquired 46,000 shares (less than one percent of AlphaNet’s shares outstanding) of AlphaNet between November 2001 and April 2003.  Less than half of these shares were acquired in 2003 and a portion of them, costing less than $35,000, may have been acquired during a period when share acquisition, however small, should have been suspended as the Company was reviewing certain non-public information.  The company voluntarily reported these purchases to the Securities and Exchange Commission (SEC) in an attempt to determine if they were timely or not and the SEC is reviewing the information the company has supplied to them.  There was no personal trading of AlphaNet shares during this period by any individual affiliated with the Company.  The Company does not believe the outcome will have any material effect on its financial condition or operating results.

Exhibits

10.1                           Amended and Restated Credit and Security Agreement by and between CIBER, Inc. and Wells Fargo Bank, National Association dated August 15, 2003. The Schedules to the Agreement, which are listed in the Agreement, have been omitted. CIBER agrees to supplementally furnish to the Commission a copy of any such schedules upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, Inc.

Date:	August 20, 2003	By:	/s/ David G. Durham
David G. Durham
Chief Financial Officer, Senior
Vice President and Treasurer